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                                                                      Exhibit 12
                                                   Aquila, Inc.
                                        Ratio of Earnings to Fixed Charges
                                               (Dollars in Millions)

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                                                   12 Months
                                                      Ended                 Year Ended December 31,
                                                     March 31, ------------------------------------------------------------
                                                       2002      2001        2000         1999         1998         1997
                                                    ---------  ---------   ---------    ---------    --------     ---------
Income from continuing operations
  before income taxes............................  $  398.7    $  481.6    $   325.0    $   228.7     $  218.8     $  223.8
  Add (Subtract):
  Equity in earnings of investments..............    (127.2)     (122.8)      (159.5)       (69.5)      (125.1)       (68.8)
  Dividends and fees from investments............      63.8        57.0         74.4         33.9         48.9         36.0
  Minority interest in income of subsidiaries....      19.1        20.1          1.4         11.5          5.6          6.5
  Interest on long-term debt.....................     202.9       210.9        197.1        176.0        120.3        124.4
  Interest on short-term debt....................       6.3        12.2         17.9          9.3         12.3         10.9
  Interest Capitalized...........................      (1.7)       (1.9)         --           --           --           --
  Portion of rents representative of
     an interest factor..........................      16.3        16.5         14.1         14.0         14.9         18.3
                                                    ---------  ------------------------------------------------------------

Income, as adjusted..............................  $  578.2    $  673.6    $   470.4    $   403.9     $  295.7     $  351.1
                                                    ---------  ------------------------------------------------------------
Fixed Charges:
  Interest on long-term debt..................     $  202.9    $  210.9    $   197.1    $   176.0     $  120.3     $  124.4
  Interest on short-term debt.................          6.3        12.2         17.9          9.3         12.3         10.9
  Portion of rents representative of
     an interest factor......................          16.3        16.5         14.1         14.0         14.9         18.3
                                                   -----------  -----------------------------------------------------------

Fixed charges....................................  $  225.5    $  239.6    $   229.1    $   199.3     $  147.5        153.6
                                                    ---------  ------------------------------------------------------------

Ratio of Earnings to Fixed Charges                     2.56        2.81         2.05         2.03         2.01         2.29
                                                   -----------  -----------------------------------------------------------

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